Exhibit 99.1

Jonathan Gear Assumes Chief Executive Officer Role for Clarivate with Jerre Stead Retirement

Andy Snyder to Become Chair of the Board in October

Board appoints Jerre Stead to the role of Chairman Emeritus

London, Sept. 1, 2022—Clarivate Plc (NYSE: CLVT), a global leader in providing trusted information and insights to accelerate the pace of innovation, announced today that Jonathan Gear has assumed the role of Chief Executive Officer with the retirement of Jerre Stead from that role.

As previously announced in July, Mr. Stead has transitioned to non-executive chair of the board of directors. Following the October board meeting, he will retire from the board, which has appointed Andrew Snyder as the new chair effective immediately following the October 20 board meeting. Mr. Snyder is CEO of Cambridge Information Group and Vice Chairman of Clarivate. He was previously Chair of ProQuest and joined the board when Clarivate acquired ProQuest in December 2021.

The board has appointed Mr. Stead as Chairman Emeritus upon his October retirement from the board in order to avail itself of his counsel and perspective as requested by the board.

“Jerre has provided tremendous leadership and inspiration during his tenure as CEO and board chair, and the board joins me in expressing our great appreciation for everything he has done to position Clarivate for continued growth and success,” said Lead Independent Director Anthony Munk.

Mr. Snyder said: “I am honored to have been chosen as the new chair of the Clarivate board of directors and I thank Jerre for his leadership these past years. I look forward to working with the board as we support Jonathan Gear and the executive leadership team in driving company growth and shareholder value.”

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About Clarivate

Clarivate™ is a global leader in providing solutions to accelerate the pace of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions in the areas of Academia & Government, Life Sciences & Healthcare, Professional Services and Consumer Goods, Manufacturing & Technology. We help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

Media contact	Investor contact
Tabita Andersson, Vice President-Communications	Mark Donohue, Vice President-Investor Relations
newsroom@clarivate.com	mark.donohue@clarivate.com